EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400
Western Refining to Present at RBS High Yield Conference
EL PASO, Texas — May 12, 2010 — Western Refining, Inc. (NYSE:WNR) announced today that Company management will present at the 2010 RBS High Yield Conference in Las Vegas, Nevada. The presentation is currently scheduled for Thursday, May 13, 2010, at 2:15 pm EDT. A copy of the presentation will be available beginning May 13, 2010, on the Investor Relations section of Western Refining’s website at www.wnr.com. The presentation will be archived on the Investor Relations section of Western Refining’s website following the presentation and will remain available until May 21, 2010.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, Gallup, New Mexico and Yorktown, Virginia. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.
Forward Looking Statement
The referenced presentation contains forward-looking statements which include statements about potential capacity expansion opportunities at our Yorktown refinery, ability to run increased amounts of sour crude at our El Paso refinery, future EBITDA of our Retail group, the pull-through and margin upgrade provided by our Wholesale and Retail groups, ability to continue to realize reduced costs at our refineries, future reductions of our term loan amount, future asset monetization opportunities, future gasoline supply/demand balance and future crack spreads. These statements are subject to the general risks inherent in our business. Our expectations may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.